UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2015

STEEL EXCEL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On June 24, 2015, the Board of Directors of Steel Excel Inc., a Delaware corporation (the “Company”), approved the repurchase of up to an aggregate of 500,000 shares of the Company's common stock (the “2015 Repurchase Program”). The 2015 Repurchase Program supersedes and cancels, to the extent any amounts remain available, all previously approved repurchase programs. Any repurchases under the 2015 Repurchase Program will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, in compliance with applicable laws and regulations. In connection with the 2015 Repurchase Program, the Company may enter into a Stock Purchase Plan in conformity with the provisions of Rule 10b5-1 and Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. The 2015 Repurchase Program is expected to continue indefinitely, unless shortened by the Board of Directors.

The Company’s previously announced application for listing on the Nasdaq Capital Market tier continues to be reviewed by Nasdaq. The Company’s Board of Directors has approved the addition of Robert J. Valentine as a third independent director on the Company’s Audit Committee, joining John Mutch (Chairman of the Committee ) and Gary Ullman, in the event the application is approved. No assurance can be given as to the timing of such listing, or whether the Company’s application will ultimately be accepted by Nasdaq.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 25, 2015	STEEL EXCEL INC.

	By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer